CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Information about the Portfolios - Other Service Providers", "Experts" and "Appendix K- Financial Highlights" and to the incorporation by reference of our reports, dated February 12, 2007, with respect to the financial statements, for the year ended December 31, 2006, of the AllianceBernstein International Growth Portfolio and AllianceBernstein International Research Growth Portfolio, two of the Portfolios constituting the AllianceBernstein Variable Products Series Fund, Inc., included in this Registration Statement on Form N-14 under the Securities Act of 1933 of the AllianceBernstein Variable Products Series Fund, Inc.

                                        ERNST & YOUNG LLP

New York, New York
September 27, 2007